Exhibit 4.17

Amendments to Equity Acquisition Agreement and Promissory Notes

DATED FEBRUARY 9, 2024

Reference is made to the equity acquisition agreement dated November 22, 2023 entered into by and among FLJ Group Limited, MMTEC, Inc. and Burgeon Capital Inc. (each a “party” and collectively the “parties”) (the “Equity Acquisition Agreement”). Unless otherwise referred to herein, capitalized terms used in this amendment (the “Amendment”) shall have the same meanings as those defined in the Equity Acquisition Agreement.

Reference is also made to the two secured promissory notes each dated December 28, 2023 (collectively, the “Notes”) entered into by FLJ Group Limited with each of MMTEC, Inc. and Burgeon Capital Inc., respectively.

1.	Pursuant to Article 3.1 of the Equity Acquisition Agreement, the Notes shall be secured by all of the issued and outstanding equity of the Target Company and all of the assets of the Target Company and its subsidiaries and shall have a maturity of 90 days from the Closing Date.

The undersigned, being all the parties to the Equity Acquisition Agreement, hereby agree to extend the maturity to June 30, 2024 (or such other date as the parties may further agree).

2.	Pursuant to Section 2.2 of each of the Notes, “Maturity Date” means March 25, 2024.

The undersigned, being the parties to the Notes, as the case may be, hereby agree to extend the Maturity Date of each of the Notes to June 30, 2024 (or such other date as the parties may further agree).

3.	Except as set forth in this Amendment, the Equity Acquisition Agreement or the Notes is unaffected and shall continue in full force and effect in accordance with its terms.

4.	Section 5 of the Notes is hereby incorporated by reference and shall apply to this Amendment mutatis mutandis.

FLJ Group Limited

By:	/s/ Chengcai Qu
Name:	Chengcai Qu
Title:	Chief Executive Officer

MMTEC, INC

By:	/s/ Xiangdong Wen
Name:	Xiangdong Wen
Title:	Chief Executive Officer

Burgeon Capital Inc

By:	/s/ Yating Liu
Name:	Yating Liu
Title:	Director

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